EXHIBIT H

Form of Notice of Proposed Transactions

SECURITIES AND EXCHANGE COMMISSION

(Release No. 35- ; 70-_____)

Filings Under the Public Utility Holding Company Act of 1935

("Act")

February_________, 2004

Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission's Office of Public Reference.

Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by __________, 2004 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After said date, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

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ENTERGY CORPORATION (70-[___])

Entergy Corporation, a Delaware corporation ("Entergy"), 639 Loyola Avenue, New Orleans, Louisiana 70113, a registered holding company, has filed an application-declaration pursuant to Sections 6(a), 7, 9(a), 10 and 12(c) of the Public Utility Holding Company Act of 1935, as amended (the "Act"), and Rules 46 and 52 thereunder.

Entergy seeks a renewal and extension of certain existing authorization with respect to its ongoing financing activities and the creation of specified types of new subsidiaries that was granted by the Commission pursuant to order dated April 3, 2001 (Holding Co. Act Release No. 27311 (the "April, 2001 Order"), as supplemented by order of the Commission dated November 25, 2002 (Holding Co. Act Release No. 27311) (the "November 2002 Order"). Pursuant to the April 2001 Order, Entergy is authorized, during the period through June 30, 2004, (1) to issue and sell common stock (in addition to any separate authority relating to benefit and dividend reinvestment plans) and, directly or indirectly through one or more special purpose finance subsidiaries, unsecured long-term debt and preferred or equity-linked securities in an aggregate amount not exceeding $2 billion, (2) to issue and sell short-term debt in the form of notes to banks or commercial paper that in the aggregate, including then existing authority to issue short-term notes,1 would not exceed an outstanding principal amount of $1.5 billion, (3) to enter into hedging transactions regarding its own debt and that of its special purpose finance subsidiaries or the Nonutility Companies, (4) to form one or more special purpose finance subsidiaries and (5) to guarantee the securities issued by such special purpose finance subsidiaries. Pursuant to the November 2002 Order, Entergy's authorization to issue and sell short-term debt (as described in (2) above) was increased from $1.5 billion to $2 billion.

Specifically, Entergy is now requesting approval to engage in a program of external financing and other related proposals for the period through June 30, 2007, as follows:

    Entergy requests authority to issue and sell from time to time (a) (1) Common Stock (in addition to any separate authority relating to benefit and dividend reinvestment plans), (2) directly or indirectly through one or more Finance Subsidiaries (as described in 4 below), unsecured long-term indebtedness ("Long-term Debt") and equity-linked securities ("Equity-linked Securities") having maturities of up to 50 years , and (3) indirectly through one or more Finance Subsidiaries, preferred securities, including specifically trust preferred securities ("Preferred Securities") having maturities of up to 50 years, with the aggregate amount of all such securities not to exceed $2 billion, and (b) unsecured short-term indebtedness having maturities of 364 days or less ("Short-term Debt") in an aggregate principal amount at any time outstanding (including the aggregate outstanding principal amount of any short-term notes and commercial paper issued pursuant to the November 2002 Order) not to exceed $2.5 billion;

    In connection with the issuance of Long-term Debt, Equity-linked Securities or Preferred Securities by the Finance Subsidiaries, Entergy requests authority to issue unsecured subordinated debentures, unsecured promissory notes or other unsecured debt instruments ("Notes") to the extent of the related issuance of such Long-term Debt, Equity-linked Securities or Preferred Securities;

             3.    Entergy requests authority to continue to enter into hedging transactions ("Interest Rate Hedges") with respect to indebtedness of Entergy, the Nonutility Companies2 and the Finance Subsidiaries (as described in 4 below) in order to manage and minimize interest rate costs. Entergy also requests authority to continue to enter into hedging transactions ("Anticipatory Hedges") with respect to anticipatory debt issuances of Entergy, the Nonutility
                    Companies and the Finance Subsidiaries in order to lock-in current interest rates and/or manage interest rate risk exposure, with such Interest Rate Hedges and Anticipatory Hedges to be entered into with respect to debt issuances in aggregate principal amount not to exceed $2 billion; and

            4.     Entergy requests continuing authority (a) to acquire the equity securities of one or more special-purpose subsidiaries ("Finance Subsidiaries"), organized solely to facilitate financing, (b) to guarantee the securities issued by such Finance Subsidiaries, to the extent not exempt pursuant to Rule 45(b) and Rule 52, and (c) to have such
                    Financing Subsidiaries pay dividends out of capital to Entergy.

Entergy proposes to use the proceeds from the above financings for general corporate purposes, including (i) financing, in part, investments by and capital expenditures of Entergy and its Subsidiaries, (ii) the repayment, redemption, refunding or purchase by Entergy of any of its securities pursuant to Rule 42, and (iii) financing working capital requirements of Entergy and its Subsidiaries.

Common Stock, or options, warrants or other stock purchase rights exercisable for Common Stock, may be issued and sold by Entergy pursuant to underwriting agreements of a type generally standard in the industry. Public distributions may be pursuant to private negotiation with underwriters, dealers or agents, as discussed below, or effected through competitive bidding among underwriters. In addition, sales may be made through private placements or other non-public offerings to one or more persons. All such Common Stock sales will be at rates or prices and under conditions negotiated or based upon, or otherwise determined by, competitive capital markets. Entergy may also issue Common Stock or options, warrants or other stock purchase rights exercisable for Common Stock in public or privately-negotiated transactions as consideration for the equity securities or assets of other companies, provided that the acquisition of any such equity securities or assets has been authorized in a separate proceeding or is exempt under the Act or the rules thereunder (for example, pursuant to Rule 58).

Entergy also seeks to have the flexibility to issue Long-term Debt and/or Equity-linked Securities, directly or indirectly through one or more special-purpose Finance Subsidiaries, and to issue Preferred Securities, indirectly through such Financing Subsidiaries. The proceeds of the Long-term Debt, Equity-linked Securities and Preferred Securities would enable Entergy to replace Short-term Debt with more permanent capital and provide an important source of future financing for the operations of, and for investments in, non-utility businesses that are exempt under the Act.

The Long-term Debt proposed to be issued by Entergy (a) may be convertible into any other securities of Entergy, (b) may be subject to optional and/or mandatory redemption, in whole or in part, at par or at premiums above the principal amount thereof, (c) may be entitled to mandatory or optional sinking fund provisions, (d) may provide for reset of the coupon pursuant to a remarketing arrangement, and (e) may be called from existing investors by a third party.

The maturity dates, interest rates, redemption and sinking fund provisions and conversion features, if any, with respect to Long-term Debt of a particular series, as well as any associated placement, underwriting or selling agent fees, commissions and discounts, if any, will be established by negotiation or competitive bidding. The interest rate on Long-term Debt will not exceed at the time of issuance the greater of (a) 500 basis points over U.S. Treasury securities having a remaining term comparable to the term of such series, if issued at a fixed rate, or 500 basis points over the London Interbank Offered Rate ("LIBOR") for the relevant interest rate period, if issued at a floating rate, and (b) a gross spread over U.S. Treasury securities that is consistent with similar securities of comparable credit quality and maturities issued by other companies.

The Equity-linked Securities and Preferred Securities may be issued in one or more series with such rights, preferences, and priorities as may be designated in the instrument creating each such series, as determined by Entergy's board of directors. The dividend rate on any series of Equity-linked Securities or Preferred Securities will not exceed at the time of issuance the greater of (a) 500 basis points over the yield to maturity of a U.S. Treasury security having a remaining term comparable to the term of such series, if issued at a fixed rate, or 500 basis points LIBOR for the relevant interest rate period, if issued at a floating rate, and (b) a rate that is consistent with similar securities of comparable credit quality and maturities issued by other companies. Dividends or distributions on Equity-linked Securities and Preferred Securities will be made periodically and to the extent funds are legally available for such purpose, but may be made subject to terms which allow the issuer to defer dividend payments for specified periods. Equity-linked Securities may be convertible or exchangeable into shares of Entergy Common Stock.

Entergy proposes to issue and sell the Short-term Debt in an aggregate principal amount at any time outstanding not to exceed $2.5 billion in any combination of notes to banks and commercial paper (including the aggregate principal amount of any notes and/or commercial paper issued and outstanding pursuant to the November 2002 Order). The effective cost of money on Short-term Debt authorized in this proceeding will not exceed the greater of (a) 500 basis points over LIBOR for the relevant interest rate period, and (b) rates that are consistent with similar loans of comparable maturities to companies of comparable credit quality.

Entergy also requests a renewal of its current authorization to enter into Interest Rate Hedges with respect to indebtedness of Entergy, the Nonutility Companies and the Finance Subsidiaries, subject to certain limitations and restrictions, in order to reduce or manage interest rate cost or risk. Interest Rate Hedges would only be entered into with counterparties ("Approved Counterparties") whose senior debt ratings, or whose parent companies' senior debt ratings, as published by Standard and Poor's Ratings Group, are equal to or greater than BBB, or an equivalent rating from Moody's Investors' Service or Fitch Investor Service.

Interest Rate Hedges will involve the use of financial instruments and derivatives commonly used in today's capital markets, such as interest rate swaps, options, caps, collars, floors, and structured notes (i.e., a debt instrument in which the principal and/or interest payments are indirectly linked to the value of an underlying asset or index), or transactions involving the purchase or sale, including short sales, of U.S. Treasury obligations. The transactions would be for fixed periods and stated notional amounts. In no case will the notional principal amount of any interest rate swap exceed that of the underlying debt instrument and related interest rate exposure. Entergy will not engage in speculative transactions. Fees, commissions and other amounts payable to the counterparty or exchange (excluding, however, the swap or option payments) in connection with an Interest Rate Hedge will not exceed those generally obtainable in competitive markets for parties of comparable credit quality.

In addition, Entergy requests a continuation of its existing authorization to enter into Anticipatory Hedges with respect to anticipated debt offerings of Entergy, the Nonutility Companies and the Finance Subsidiaries (the "Anticipatory Hedges"), subject to certain limitations and restrictions. Such Anticipatory Hedges would only be entered into with Approved Counterparties, and would be utilized to fix and/or limit the interest rate risk associated with any new issuance through (i) a forward sale of exchange-traded U.S. Treasury futures contracts, U.S. Treasury obligations and/or a forward swap (each a "Forward Sale"), (ii) the purchase of put options on U.S. Treasury obligations (a "Put Options Purchase"), (iii) a Put Options Purchase in combination with the sale of call options on U.S. Treasury obligations (a "Zero Cost Collar"), (iv) transactions involving the purchase or sale, including short sales, of U.S. Treasury obligations, or (v) some combination of a Forward Sale, Put Options Purchase, Zero Cost Collar and/or other derivative or cash transactions, including, but not limited to structured notes, options, caps and collars, appropriate for the Anticipatory Hedges.

Anticipatory Hedges may be executed on-exchange ("On-Exchange Trades") with brokers through the opening of futures and/or options positions traded on the Chicago Board of Trade or the Chicago Mercantile Exchange, the opening of over-the-counter positions with one or more counterparties ("Off-Exchange Trades"), or a combination of On-Exchange Trades and Off-Exchange Trades. Entergy will determine the optimal structure of each Anticipatory Hedge transaction at the time of execution. Entergy may decide to lock in interest rates and/or limit its exposure to interest rate increases.

Entergy also requests continued authority to acquire, directly or indirectly, the equity securities of one or more Finance Subsidiaries, which may be organized as corporations, trusts, partnerships or other entities, created specifically for the purpose of facilitating the financing of the authorized and exempt activities (including exempt and authorized acquisitions) of Entergy through the issuance of Long-term Debt, Equity-linked Securities or Preferred Securities, and any other type of security authorized by rule or order, to third parties. Finance Subsidiaries may dividend (including dividends out of capital), loan or otherwise transfer the proceeds of such financings to or as directed by Entergy. In the event that the Finance Subsidiaries loan the proceeds of such financings to Entergy, Entergy will issue Notes to evidence such borrowings. If required, Entergy proposes to guarantee, provide support for or enter into expense agreements to the extent of the obligations of any Finance Subsidiary that it organizes. Entergy states that the amount of any Long-term Debt, Equity-linked Securities or Preferred Securities issued by any Finance Subsidiary shall be counted against the aggregate authorization amount requested in the application-declaration for such securities ($2 billion) to the extent that Entergy guarantees such securities.

For the Commission by the Division of Investment Management, pursuant to delegated authority.

Jonathan G. Katz, Secretary

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1    By Order datedFebruary 26, 1997 (Holding Co. Act Release No. 26674), Entergy was authorized to issue and sell short-term notes to banks in an aggregate principal amount at any time outstanding of up to $500 million through December 31, 2002.

2.   The "Nonutility Companies" are subsidiary companies of Entergy that engage in various energy-related and non-utility businesses, including exempt wholesale generators, foreign utility companies, exempt telecommunications companies, energy-related companies (within the meaning of Rule 58), "O&M Subs" that provide operations and maintenance services for power projects to associate and non-associate companies and other companies that are authorized or permitted by rule, regulation or order of the Commission under the Act to engage in other businesses (including O&M Subs and "New Subsidiaries" that engage in service and project development activities and/or acquire or finance the acquisition of the securities of other subsidiary non-utility companies.)